Form 10-K/A, Exhibit 13
period 1996-09-29
STARBUCKS CORPORATION
filed 1997-02-04
CIK 887557

Exhibit 13.1

                             SHAREHOLDER INFORMATION

                             (STARBUCKS CORPORATION)




Market Information and Dividend Policy The Company's Common Stock is traded on the NASDAQ National Market System under the symbol "SBUX". The following table sets forth the quarterly high and low sale prices per share of the Common Stock as reported on the NASDAQ National Market System for each quarter during the last two fiscal years, retroactively adjusted for the two-for-one stock split on December 1, 1995.



Fiscal year ended                                            High           Low

September 29, 1996
     First Quarter                                          $23  1/2     $16  15/16
     Second Quarter                                          23  5/8      14   1/2
     Third Quarter                                           29  5/8      24   1/8
     Fourth Quarter                                          35  7/8      23
October 1, 1995
     First Quarter                                          $14  5/8     $10   3/4
     Second Quarter                                          13 11/16     11   1/8
     Third Quarter                                           18  5/8      11   5/8
     Fourth Quarter                                          22  1/8      17   7/16


As of November 18, 1996, the approximate number of common shareholders of record was 6,710. The Company has never paid any dividends on its Common Stock. The Company presently intends to retain earnings for use in its business and therefore does not anticipate declaring a cash dividend in the near future.