Form 10-K/A, Exhibit 13
period 1996-09-29
STARBUCKS CORPORATION
filed 1997-02-04
CIK 887557

Exhibit 13.2



                             SELECTED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)





The following selected financial data have been derived from the consolidated financial statements of the Company. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto.



As of and for the fiscal year ended:          Sept 29, 1996   Oct 1, 1995     Oct 2, 1994   Oct 3, 1993   Sept 27, 1992
                                                (52 Wks)       (52 Wks)        (52 Wks)       (53 Wks)       (52 Wks)
                                                 --------       --------       --------       --------       --------
Results of Operations Data:
Net revenues
     Retail                                      $600,067       $402,655       $248,495       $153,610       $ 89,669
     Specialty Sales                               78,655         48,143         26,543         15,952         10,143
     Direct Response                               17,759         14,415          9,885          6,979          3,385
                                                 --------       --------       --------       --------       --------
Total net revenues                                696,481        465,213        284,923        176,541        103,197
Operating income                                   56,993         40,116         23,298         12,618          7,113
Provision for merger costs(1)                          --             --          3,867             --             --
Gain on sale of investment in Noah's(2)             9,218             --             --             --             --
Net earnings                                     $ 42,128       $ 26,102       $ 10,206       $  8,282       $  4,454
                                                 --------       --------       --------       --------       --------
Net earnings per common and common
     equivalent share -- fully-diluted(3)        $   0.54       $   0.36       $   0.17       $   0.14       $   0.09
                                                 --------       --------       --------       --------       --------
Cash dividends per share                               --             --             --             --             --

Balance Sheet Data:
Working capital                                  $238,450       $134,304       $ 44,162       $ 42,092       $ 40,142
Total assets                                      726,613        468,178        231,421        201,712         91,547
Long-term debt (including current portion)        167,980         81,773         80,500         82,100          1,359
Redeemable preferred stock                             --             --             --          4,944             --
Shareholders' equity                              451,660        312,231        109,898         88,686         76,923


(1) Provision for merger costs reflects expenses related to the merger with The Coffee Connection, Inc. in fiscal 1994.

(2) Gain on sale of investment in Noah's of $9,218 ($5,669 after tax) results from the sale of Noah's New York Bagel, Inc. ("Noah's") stock in fiscal 1996.

(3) Earnings per share is based on the weighted average shares outstanding during the period plus, when their effect is dilutive, common stock equivalents consisting of certain shares subject to stock options. Fully-diluted earnings per share assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with net income adjusted for the after-tax interest expense and amortization applicable to these debentures.