Form 10-K/A, Exhibit 13
period 1996-09-29
STARBUCKS CORPORATION
filed 1997-02-04
CIK 887557

Exhibit 13.3

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


General Starbucks presently derives approximately 86% of net revenues from its Company-operated retail stores. The Company's specialty sales operations, which include sales to wholesale customers, licensees, and joint ventures, accounted for approximately 11% of net revenues in fiscal 1996. Direct response operations account for the remainder of net revenues.

The Company's net revenues have increased from $284.9 million in fiscal 1994 to $696.5 million in fiscal 1996, due primarily to the Company's store expansion program and comparable store sales increases. Comparable store sales increased by 9% and 7% in fiscal 1995 and 1996, respectively. As part of its expansion strategy of clustering stores in existing markets, Starbucks has experienced a certain level of cannibalization of existing stores by new stores as the store concentration has increased, but management believes such cannibalization has been justified by the incremental sales and return on new store investment. The Company anticipates that this cannibalization, as well as increased competition and other factors, may continue to put downward pressure on its comparable store sales growth in future periods.

The Company's fiscal year ends on the Sunday closest to September 30. Fiscal years 1996, 1995, and 1994 each had 52 weeks.

The following table sets forth the percentage relationship to total net revenues, unless otherwise indicated, of certain items included in the Company's consolidated statements of earnings:



Fiscal year ended:                         Sept 29, 1996   Oct 1, 1995   Oct 2, 1994
                                              (52 Wks)       (52 Wks)      (52 Wks)
                                           -------------   -----------   -----------
Statements of Earnings Data:
Net revenues
     Retail                                      86.2%         86.6%         87.2%
     Specialty Sales                             11.3          10.3           9.3
     Direct Response                              2.5           3.1           3.5
                                                -----         -----         -----
Total net revenues                              100.0         100.0         100.0
Cost of sales and related occupancy costs        48.2          45.4          45.7
Store operating expenses(1)                      35.1          36.9          36.3
Other operating expenses                          2.8           3.0           3.1
Depreciation and amortization                     5.2           4.8           4.4
General and administrative expenses               5.3           6.2           7.0
     Operating income                             8.2           8.6           8.2
Interest income                                   1.6           1.5           0.7
Interest expense                                 (1.3)         (0.8)         (1.3)
Gain on sale of investment in Noah's              1.3           0.0           0.0
Provision for merger costs                        0.0           0.0          (1.4)
                                                -----         -----         -----
     Earnings before income taxes                 9.8           9.3           6.2
Income taxes                                      3.8           3.7           2.6
                                                -----         -----         -----
     Net earnings                                 6.0%          5.6%          3.6%
                                                =====         =====         =====

(1) Shown as a percentage of retail sales.


         (Results of Operations -- Fiscal 1996 Compared to Fiscal 1995)


Revenues Net revenues increased 50% to $696.5 million for fiscal 1996, compared to $465.2 million for fiscal 1995. Retail sales increased 49% to $600.1 million from $402.7 million. The increase in retail sales was due primarily to the addition of new Company-operated stores. In addition, comparable store sales increased 7% for the 52 weeks ended September 29, 1996 compared to the same 52-week period in fiscal 1995. Comparable store sales increases resulted from an increase in the number of transactions combined with an increase in the average dollar value per transaction.

During fiscal 1996, the Company opened 307 Starbucks stores (including four replacement stores), converted 19 Coffee Connection stores to Starbucks stores, and closed one store. Licensees opened 26 stores. The Company opened stores in several new markets including North Carolina, Rhode Island, and Ontario, Canada. The Company ended the fiscal year with 929 Company-operated stores and 75 licensed stores in North America.

Specialty Sales revenues increased 63% to $78.7 million for fiscal 1996 from $48.1 million for fiscal 1995. The increase was due primarily to the Company signing an agreement with a major U.S. airline as well as increased revenues from several hotels, a chain of wholesale clubs, office coffee distributors, and restaurants. Direct Response sales increased 23% to $17.8 million for fiscal 1996 from $14.4 million for fiscal 1995.

Costs and Expenses Cost of sales and related occupancy costs as a percentage of net revenues increased to 48.2% for fiscal 1996 compared to 45.4% for fiscal 1995. This increase was primarily the result of higher green coffee costs as a percentage of net revenues, partially offset by a shift in retail sales mix towards higher-margin products. By the end of the first quarter of fiscal 1997, the Company expects to have sold most of the higher-cost green coffees acquired subsequent to the 1994 frost in Brazil. Therefore, management expects cost of sales in fiscal 1997 to show improvement relative to fiscal 1996.

Store operating expenses as a percentage of retail sales decreased to 35.1% for fiscal 1996 from 36.9% for fiscal 1995. This improvement reflected lower retail advertising expense, store remodel expense, and preopening expense as a percentage of retail sales.

Other operating expenses (those associated with the Company's specialty sales and direct response operations as well as the Company's joint ventures) decreased to 2.8% of net revenues for fiscal 1996 from 3.0% for fiscal 1995 primarily from operational leverage on the Company's net revenue increase. Depreciation and amortization as a percentage of net revenues increased to 5.2% for fiscal 1996 from 4.8% for fiscal 1995. This increase was primarily the result of increased per-store buildout costs in recent years relative to earlier history. After several years of increased per-store buildout costs, average store buildout costs declined in fiscal 1996 relative to fiscal 1995.

General and administrative expenses as a percentage of net revenues were 5.3% for fiscal 1996 compared to 6.2% for fiscal 1995. This decrease as a percentage of revenues was due primarily to lower payroll-related costs and professional fees as a percentage of net revenues.

Operating Income Operating income for fiscal 1996 increased to $57.0 million (8.2% of net revenues) from $40.1 million (8.6% of net revenues) for fiscal 1995. Operating income as a percentage of net revenues decreased due to higher cost of sales and an increase in depreciation and amortization, partially offset by lower store operating expenses, general and administrative expenses, and other operating expenses as a percentage of revenues.

Interest Income Interest income for fiscal 1996 was $11.0 million compared to $6.8 million for fiscal 1995. Average investment balances were higher during fiscal 1996 as a result of proceeds from the Company's October 1995 offering of 4-1/4% Convertible Subordinated Debentures due 2002 which generated $161.0 million, net of issuance costs.

Gain on Sale of Investment in Noah's In March 1995, the Company invested $11.3 million in cash for shares of Noah's New York Bagel, Inc. ("Noah's") Series B Preferred Stock. On February 1, 1996, Noah's was merged with Einstein Brothers Bagels, Inc., a retailer operating primarily in the Eastern United States. In exchange for its investment in Noah's, the Company received $20.6 million in cash and recognized a $9.2 million pre-tax gain ($5.7 million, net of tax) on the transaction.

Interest Expense Interest expense for fiscal 1996 was $8.7 million compared to $3.8 million for fiscal 1995. The increase in interest expense is due to the Company's convertible subordinated debentures issued in October 1995.

Income Taxes The Company's effective tax rate for fiscal 1996 was 38.5% compared to 39.5% for fiscal 1995. The Company's fiscal 1996 effective tax rate was lower than in fiscal 1995 due primarily to changes in state tax allocations and apportionment factors as well as the implementation of tax-saving strategies. Management expects the effective tax rate may increase as the Company expands activities in higher tax jurisdictions.


         (Results of Operations -- Fiscal 1995 Compared to Fiscal 1994)


Revenues Net revenues increased 63% to $465.2 million for fiscal 1995, compared to $284.9 million for fiscal 1994. Retail sales increased 62% to $402.7 million from $248.5 million. The increase in retail sales was due primarily to the addition of new Company-operated stores. In addition, comparable store sales increased 9% for the 52 weeks ended October 1, 1995 compared to the same 52-week period in fiscal 1994. Comparable store sales increases resulted from an increase in the number of transactions combined with an increase in the average dollar value per transaction. The increase in average dollar value per transaction included an increase in coffee beverage and whole bean prices which took place in July 1994.

During fiscal 1995, the Company opened 230 Starbucks stores (including two replacement stores), and converted four Coffee Connection stores to Starbucks stores. Licensees opened 23 new stores. The Company opened stores in several new markets including Baltimore, Maryland; Las Vegas, Nevada; Cincinnati, Ohio; Philadelphia and Pittsburgh, Pennsylvania; and Austin, Dallas, Houston, and San Antonio, Texas. The Company ended the fiscal year with 627 Company-operated stores and 49 licensed stores. Of the Company-operated stores, 19 were operated in the Northeast as Coffee Connection stores.

Specialty Sales revenues increased 81% to $48.1 million for fiscal 1995 from $26.5 million for fiscal 1994. Increased sales to several multi-unit retailers, hotels, airlines, and a chain of wholesale clubs as well as sales to a greater number of restaurants and institutions accounted for the increase in revenues. Direct Response sales increased 46% to $14.4 million for fiscal 1995 from $9.9 million for fiscal 1994.

Costs and Expenses Cost of sales and related occupancy costs as a percentage of net revenues decreased to 45.4% for fiscal 1995 compared to 45.7% for fiscal 1994. This decrease was primarily the result of higher prices on coffee beverages and whole bean coffees, and lower packaging costs as a percentage of net revenues, partially offset by higher green coffee costs.

Store operating expenses as a percentage of retail sales increased to 36.9% for fiscal 1995 from 36.3% for fiscal 1994. This increase was primarily a result of higher retail advertising expense. Other operating expenses decreased to 3.0% of net revenues for fiscal 1995 from 3.1% for fiscal 1994. The decrease was due primarily to lower direct response promotional costs as a percentage of revenues, partially offset by start-up costs related to the Company's joint venture with Pepsi-Cola. Depreciation and amortization as a percentage of net revenues increased to 4.8% from 4.4% for fiscal 1994. This increase was primarily the result of higher store buildout and equipment costs.

General and administrative expenses as a percentage of net revenues were 6.2% for fiscal 1995 compared to 7.0% for fiscal 1994. This decrease as a percentage of revenues was due to the Company's ability to increase revenues without proportionally increasing overhead expenses.

Operating Income Operating income for fiscal 1995 increased to $40.1 million (8.6% of net revenues) from $23.3 million (8.2% of net revenues) for fiscal 1994. Operating income as a percentage of net revenues improved due to higher gross margin and lower general and administrative expenses as a percentage of revenues, partially offset by an increase in store operating expenses and depreciation and amortization as a percentage of revenues.

Interest Income Interest income for fiscal 1995 was $6.8 million compared to $2.1 million for fiscal 1994. The increase in interest income was due to higher average investment balances resulting from the Company's public offering of common stock in November 1994.

Interest Expense Interest expense for fiscal 1995 was $3.8 million, unchanged from fiscal 1994.

Income Taxes The Company's effective tax rate for fiscal 1995 was 39.5% compared to 42.5% for fiscal 1994. The Company's fiscal 1994 effective tax rate was higher than in fiscal 1995 due to one-time, non-deductible merger costs related to the Coffee Connection merger in June 1994.


                        (Liquidity and Capital Resources)


The Company ended fiscal 1996 with $229.4 million in total cash and short-term investments. Working capital as of September 29, 1996 totaled $238.5 million compared to $134.3 million at October 1, 1995. Cash provided by operating activities totaled $136.7 million and resulted primarily from net income before non-cash charges of $79.0 million, a $40.3 million reduction in inventories, and a $26.9 million increase in accrued liabilities and expenses.

Cash provided from financing activities for fiscal 1996 totaled $179.8 million and included net proceeds of $161.0 million from the Company's October 1995 offering of convertible subordinated debentures. Cash provided from financing activities also included cash generated from the Company's employee stock purchase plan and from the exercise of employee stock options and the related income tax benefit available to the Company upon exercise of such options. As options granted under the Company's stock option plans vest, the Company will continue to receive proceeds and a tax deduction as a result of option exercises; however, neither the amounts nor the timing thereof can be predicted.

Cash used by investing activities for fiscal 1996 totaled $211.2 million. This included capital additions to property, plant, and equipment of $161.8 million which was used to open 307 new Company-operated retail stores, remodel certain existing stores, purchase roasting and packaging equipment for the Company's roasting and distribution facilities, enhance information systems, and expand existing office space.

The Company also invested in its joint ventures. During fiscal 1996, the Company made equity investments of $2.4 million in its joint venture with SAZABY, Inc. and $2.7 million in its joint venture with Pepsi-Cola Company. The Company also made investments in and advances to its joint venture with Dreyer's Grand Ice Cream, Inc. totaling $0.9 million. The Company sold its investment in Noah's and received $20.6 million in proceeds. The Company invested excess cash in short-term investment-grade marketable debt securities.

Future cash requirements, other than normal operating expenses, are expected to consist primarily of capital expenditures related to the addition of new Company-operated retail stores. The Company also anticipates remodeling certain existing stores and incurring additional expenditures for enhancing its production capacity and information systems. While there can be no assurance that current expectations will be realized, and plans are subject to change upon further review, management expects capital expenditures for fiscal 1997 to be approximately $170 million.

The Company currently anticipates additional cash requirements of approximately $20 million for its domestic joint ventures and international expansion during fiscal 1997. In addition, under the terms of the Company's corporate office lease, the Company has agreed to provide financing to the building owner to be used exclusively for facilities and leasehold development costs to accommodate the Company. During fiscal 1996, the Company provided approximately $4.3 million under this agreement, bringing the total amount provided to date to $4.6 million as of September 29, 1996. During fiscal 1997, the Company intends to provide additional funds of approximately $3.8 million under this agreement. The maximum amount available under the agreement is $17 million. Any funds advanced by the Company will be repaid with interest over a term not to exceed 20 years.

Management believes that existing cash and investments plus cash generated from operations should be sufficient to finance capital requirements for its core businesses through fiscal 1997. Any new joint ventures, other new business opportunities, or store expansion rates substantially in excess of that presently planned may require outside funding.

           (Coffee Prices, Availability, and General Risk Conditions)


Some of the information in this Annual Report, including anticipated store openings, planned capital expenditures, and trends in the Company's operations, are forward-looking statements which are subject to risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, coffee and other raw materials prices and availability, successful execution of internal performance and expansion plans, impact of competition, availability of financing, legal proceedings, and other risks detailed in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K for the year ended September 29, 1996.

Green coffee commodity prices are subject to substantial price fluctuations, generally a result of reports of adverse growing conditions in certain coffee-producing countries. Due to green coffee commodity price increases, the Company effected sales price increases during fiscal 1994 and 1995 to mitigate the effects of anticipated increases in its cost of goods sold. Because the Company had established fixed purchase prices for some of its supply of green coffees, the Company's margins were favorably impacted by such sales price increases during much of fiscal 1995. During the latter part of fiscal 1995 and throughout fiscal 1996, gross margins were negatively impacted relative to the prior year by the sell-through of higher-cost coffee inventories. The Company expects to have sold most of these higher-cost coffees by the end of the first quarter of fiscal 1997.

The Company enters into fixed price purchase commitments in order to secure an adequate supply of quality green coffee and fix costs for future periods. As of September 29, 1996 the Company had approximately $47 million in fixed price purchase commitments which, together with existing inventory, is expected to provide an adequate supply of green coffee well into fiscal 1997. The Company believes, based on relationships established with its suppliers in the past, that the risk of non-delivery on such purchase commitments is remote.

In addition to fluctuating coffee prices, management believes that the Company's future results of operations and earnings could be significantly impacted by other factors such as increased competition within the specialty coffee industry, the Company's ability to find optimal store locations at favorable lease rates, the increased costs associated with opening and operating retail stores in new markets, the Company's continued ability to hire, train and retain qualified personnel, and the Company's ability to obtain adequate capital to finance its planned expansion.

Due to the factors noted above, the Company's future earnings and the prices of the Company's securities may be subject to volatility. There can be no assurance that the Company will continue to generate increases in net revenues and net earnings, or growth in comparable store sales. Any variance in the factors noted above, or other areas, from what is expected by investors could have an immediate and adverse effect on the trading prices of the Company's securities.


                       (Seasonality and Quarterly Results)

The Company's business is subject to seasonal fluctuations. Significant portions of the Company's net revenues and profits are realized during the first quarter of the Company's fiscal year, which includes the December holiday season. In addition, quarterly results are affected by the timing of the opening of new stores, and the Company's rapid growth may conceal the impact of other seasonal influences. Because of the seasonality of the Company's business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.


                            (New Accounting Standard)


In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation". This pronouncement establishes the accounting and reporting requirements using a fair value-based method of accounting for stock-based employee compensation plans. Under the new standard, the Company may either adopt the new fair value-based measurement method or continue using the intrinsic value-based method for employee stock-based compensation and provide pro forma disclosures of net income and earnings per share as if the measurement provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore the adoption will have no effect on the Company's consolidated net earnings or cash flows.