Form 10-K/A, Exhibit 13
period 1996-09-29
STARBUCKS CORPORATION
filed 1997-02-04
CIK 887557

Exhibit 13.4

                           CONSOLIDATED BALANCE SHEETS

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              Sept 29, 1996  Oct 1, 1995
                                                                              -------------  -----------
Assets
Current Assets:
     Cash and cash equivalents                                                   $126,215     $ 20,944
     Short-term investments                                                       103,221       41,507
     Accounts and notes receivable                                                 17,621        9,852
     Inventories                                                                   83,370      123,657
     Prepaid expenses and other current assets                                      6,534        4,768
     Deferred income taxes, net                                                     2,580        4,622
                                                                                 --------     --------
        Total current assets                                                      339,541      205,350
Joint ventures and equity investments                                               4,401       11,628
Property, plant, and equipment, net                                               369,477      244,728
Deposits and other assets                                                          13,194        6,472
                                                                                 --------     --------
        Total                                                                    $726,613     $468,178
                                                                                 ========     ========
Liabilities and Shareholders' Equity
Current Liabilities:
     Accounts payable                                                            $ 38,034     $ 28,668
     Checks drawn in excess of bank balances                                       16,241       13,138
     Accrued compensation and related costs                                        15,001       12,786
     Accrued interest payable                                                       3,004          650
     Other accrued expenses                                                        28,811       15,804
                                                                                 --------     --------
        Total current liabilities                                                 101,091       71,046
Deferred income taxes, net                                                          7,114        3,490
Capital lease obligations                                                           1,728        1,013
Convertible subordinated debentures                                               165,020       80,398
Commitments and contingencies (notes 4, 5, 8, and 12)

Shareholders' Equity:
     Common stock -- Authorized, 150,000,000 shares;
        issued and outstanding, 77,583,868 and 70,956,990 shares                  361,309      265,679
Retained earnings, including cumulative translation adjustment of $(776)
     and $(435) respectively, and net unrealized holding gain on investments
     of $2,046 and $34, respectively                                               90,351       46,552
                                                                                 --------     --------
        Total shareholders' equity                                                451,660      312,231
                                                                                 --------     --------
        Total                                                                    $726,613     $468,178
                                                                                 ========     ========


See Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)



Fiscal year ended:                                                         Sept 29, 1996    Oct 1, 1995      Oct 2, 1994
                                                                          --------------   --------------   --------------
Net revenues                                                              $      696,481   $      465,213   $      284,923
Cost of sales and related occupancy costs                                        335,800          211,279          130,324
Store operating expenses                                                         210,693          148,757           90,087
Other operating expenses                                                          19,787           13,932            8,698
Depreciation and amortization                                                     35,950           22,486           12,535
General and administrative expenses                                               37,258           28,643           19,981
                                                                          --------------   --------------   --------------
Operating income                                                                  56,993           40,116           23,298
Interest income                                                                   11,029            6,792            2,130
Interest expense                                                                  (8,739)          (3,765)          (3,807)
Gain on sale of investment in Noah's                                               9,218             --               --
Provision for merger costs                                                          --               --             (3,867)
                                                                          --------------   --------------   --------------
Earnings before income taxes                                                      68,501           43,143           17,754
Income taxes                                                                      26,373           17,041            7,548
                                                                          --------------   --------------   --------------
Net earnings                                                                      42,128           26,102           10,206
Preferred stock dividends                                                           --               --                270
                                                                          --------------   --------------   --------------
Net earnings available to common shareholders                             $       42,128   $       26,102   $        9,936
                                                                          --------------   --------------   --------------
Net earnings per common and common equivalent share - primary             $         0.55   $         0.37   $         0.17
Net earnings per common and common equivalent share - fully-diluted       $         0.54   $         0.36   $         0.17
Weighted average shares outstanding:
     Primary                                                                      76,964           71,309           59,718
     Fully-diluted                                                                80,831           71,909           59,757
                                                                          ==============   ==============   ==============

See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)




Fiscal year ended:                                                                Sept 29, 1996     Oct 1, 1995      Oct 2, 1994
                                                                                  --------------   --------------   --------------
Operating Activities:
Net earnings                                                                      $       42,128   $       26,102   $       10,206
Adjustments to reconcile net earnings to net cash provided (used)
     by operating activities:
     Depreciation and amortization                                                        39,370           24,827           14,266
     Provision for store remodels and asset disposals                                        412            2,745            1,333
     Deferred income taxes, net                                                            4,407               84              214
     Equity in losses of investees                                                         1,935            1,156             --
     Gain on sale of investment in Noah's                                                 (9,218)            --               --
Cash (used) provided by changes in operating assets and liabilities:
     Accounts and notes receivable                                                        (7,771)          (4,456)          (2,297)
     Inventories                                                                          40,274          (67,579)         (30,079)
     Prepaid expenses and other current assets                                            (1,769)             519           (1,813)
     Accounts payable                                                                      9,291           19,590            2,389
     Accrued compensation and related costs                                                2,208            3,717            2,944
     Accrued interest payable                                                              3,207               24                7
     Other accrued expenses                                                               12,205            5,822            3,403
                                                                                  --------------   --------------   --------------
Net cash provided by operating activities                                                136,679           12,551              573
Investing Activities:
Purchase of short-term investments                                                      (178,643)        (136,256)        (106,118)
Sale of short-term investments                                                            17,144           27,702           73,701
Maturity of short-term investments                                                       103,056           74,808          100,103
Investments in joint ventures and equity securities                                       (6,040)         (12,484)            (300)
Proceeds from sale of equity investments                                                  20,550             --               --
Additions to property, plant, and equipment                                             (161,814)        (129,386)         (85,288)
Additions to deposits and other assets                                                    (5,432)          (1,154)          (1,804)
                                                                                  --------------   --------------   --------------
Net cash used by investing activities                                                   (211,179)        (176,770)         (19,706)
Financing Activities:
Increase in cash provided by checks drawn in excess of bank balances                       3,096            1,180            5,736
Proceeds from sale of convertible debentures                                             165,020             --               --
Debt issuance costs                                                                       (4,045)            --               --
Proceeds from notes payable                                                                 --             19,000             --
Principal repayments of notes payable                                                       --            (19,000)          (1,600)
Net proceeds from sale of common stock                                                      --            163,873             --
Proceeds from sale of common stock under employee stock purchase plan                      1,735              263             --
Exercise of stock options and warrants                                                     8,032            3,157            2,571
Tax benefit from exercise of nonqualified stock options                                    6,808            4,754            3,719
Payments received on subscription notes receivable                                          --              3,671             --
Payments on capital lease obligations                                                       (575)            (147)            --
Debt conversion costs                                                                       (290)            --               --
                                                                                  --------------   --------------   --------------
Net cash provided by financing activities                                                179,781          176,751           10,426
Effect of exchange rate changes on cash and cash equivalents                                 (10)              18               (5)
                                                                                  --------------   --------------   --------------
Increase (decrease) in cash and cash equivalents                                         105,271           12,550           (8,712)
Cash and Cash Equivalents:
Beginning of year                                                                         20,944            8,394           17,106
                                                                                  --------------   --------------   --------------
End of year                                                                       $      126,215   $       20,944   $        8,394
                                                                                  ==============   ==============   ==============

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
     Interest                                                                     $        5,630   $        3,738   $        3,612
     Income taxes                                                                         12,127           10,761            4,565
Noncash Financing and Investing Transactions:
Capital lease obligation incurred                                                 $        2,089   $        1,522   $         --
Net unrealized holding gains (losses) on investments                                       2,012              141             (116)
Conversion of convertible debt into common stock,
     net of unamortized issue costs                                                       79,345              100             --
Conversion of preferred stock into common stock                                             --               --              5,214
Preferred dividends accrued                                                                 --               --                270
Retirement of treasury stock                                                                --               --                396

See Notes to Consolidated Financial Statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                    Common stock           Retained          Treasury stock
                                              -------------------------                 -------------------------
                                                 Shares       Amount       earnings      Shares         Amount         Total
                                              -----------   -----------   -----------   -----------   -----------   -----------
Balance, October 4, 1993                       55,887,734   $    78,753   $    10,329       161,328   $      (396)  $    88,686
     Exercise of stock options and warrants,
        including tax benefit of $3,719         1,608,548         6,290          --            --            --           6,290
     Preferred dividends accrued                     --            --            (270)         --            --            (270)
     Conversion of redeemable preferred
        stock into common stock                   602,034         5,214          --            --            --           5,214
     Retirement of treasury stock                (161,328)         (396)         --        (161,328)          396          --
     Net earnings                                    --            --          10,206          --            --          10,206
     Unrealized holding losses, net                  --            --            (116)         --            --            (116)
     Translation adjustment                          --            --            (112)         --            --            (112)
                                              -----------   -----------   -----------   -----------   -----------   -----------
Balance, October 2, 1994                       57,936,988        89,861        20,037          --            --         109,898
     Exercise of stock options including
        tax benefit of $4,754                     945,780         7,911          --            --            --           7,911
     Sale of common stock                      12,050,000       163,873          --            --            --         163,873
     Payments received on stock
        subscription notes                           --           3,671          --            --            --           3,671
     Conversions of convertible debt into
        common stock                                6,798           100          --            --            --             100
     Sale of common stock under employee
        stock purchase plan                        17,424           263          --            --            --             263
     Net earnings                                    --            --          26,102          --            --          26,102
     Unrealized holding gains, net                   --            --             141          --            --             141
     Translation adjustment                          --            --             272          --            --             272
                                              -----------   -----------   -----------   -----------   -----------   -----------
Balance, October 1, 1995                       70,956,990       265,679        46,552          --            --         312,231
     Exercise of stock options including
        tax benefit of $6,808                   1,177,736        14,840          --            --            --          14,840
     Conversions of convertible debt into
        common stock                            5,359,769        79,055          --            --            --          79,055
     Sale of common stock under employee
        stock purchase plan                        89,373         1,735          --            --            --           1,735
     Net earnings                                    --            --          42,128          --            --          42,128
     Unrealized holding gains, net                   --            --           2,012          --            --           2,012
     Translation adjustment                          --            --            (341)         --            --            (341)
                                              -----------   -----------   -----------   -----------   -----------   -----------
Balance, September 29, 1996                    77,583,868   $   361,309   $    90,351          --     $      --     $   451,660
                                              ===========   ===========   ===========   ===========   ===========   ===========


See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (YEARS ENDED SEPTEMBER 29, 1996, OCTOBER 1, 1995, AND OCTOBER 2, 1994)


Note 1: Summary of Significant Accounting Policies

Description of Business Starbucks Corporation and its subsidiaries ("Starbucks" or the "Company") purchases and roasts high-quality whole bean coffees and sells them, along with a variety of coffee beverages, pastries, confections, and coffee-related accessories and equipment, primarily through Company-operated and licensed retail stores located throughout the United States and in parts of Canada. In addition to its retail operations, the Company sells primarily whole bean coffees through a specialty sales group and a direct response operation.

Basis of Presentation The consolidated financial statements include the accounts of Starbucks Corporation and its wholly owned subsidiaries. Investments in unconsolidated joint ventures are accounted for under the equity method. Material intercompany transactions during the periods covered by these consolidated financial statements have been eliminated.

Fiscal Year End The Company's fiscal year ends on the Sunday closest to September 30. Fiscal years 1996, 1995 and 1994 each had 52 weeks.

Estimates and Assumptions The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from these estimates.

The Coffee Connection Merger On June 2, 1994, the Company acquired all of the outstanding capital stock of The Coffee Connection, Inc., a roaster/retailer of specialty coffee on the East Coast, in exchange for newly-issued shares of the Company's common stock. The merger was accounted for as a pooling of interests for accounting and financial reporting purposes. All fees and expenses related to the merger and the consolidation of the combined companies were expensed as required under the pooling-of-interests accounting method. Such fees and expenses were approximately $3.9 million ($2.9 million after tax).

Cash and Cash Equivalents The Company considers all highly liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Cash Management The Company's cash management system provides for the reimbursement of all major bank disbursement accounts on a daily basis. Checks issued but not presented for payment to the bank are reflected as "Checks drawn in excess of bank balances" in the accompanying financial statements.

Investments The Company's investments consist primarily of investment-grade marketable debt securities, all of which are classified as available-for-sale and recorded at fair value as defined below. Unrealized holding gains and losses are recorded, net of any tax effect, as a component of shareholders' equity.

Fair Value of Financial Instruments The carrying value of cash and cash equivalents approximates fair value because of the short-term maturity of those instruments. The fair value of the Company's short-term investments in marketable debt and equity securities is based upon the quoted market price on the last business day of the fiscal year plus accrued interest, if any. The fair value and amortized cost of the Company's short-term investments at September 29, 1996, were $103.2 million and $99.9 million, respectively. The fair value and amortized cost of the Company's short-term investments at October 1, 1995, were both $41.5 million. For further detail on short-term investments, see Note
3. The fair value of the Company's 4 1/4% Convertible Subordinated Debentures due 2002 (see Note 7) is based on the quoted NASDAQ market price on the last business day of the fiscal year. As of September 29, 1996, the fair value and principal amount of the 4 1/4% Convertible Subordinated Debentures due 2002 were $248.0 million and $165.0 million, respectively.

Inventories Inventories are stated at the lower of cost (primarily first-in, first-out) or market.

Property, Plant, and Equipment Property, plant, and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of property, plant, and equipment, which includes amortization of assets under capital leases, is provided on the straight-line method over estimated useful lives, generally ranging from three to seven years for equipment and 40 years for buildings. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease life, generally ten years. The portion of depreciation expense related to production and distribution facilities is included in "Cost of sales and related occupancy costs". When facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the asset to projected future cash flows. Upon indication that the carrying value of such assets may not be recoverable, the Company recognizes an impairment loss by a charge against current operations.

Hedging and Futures Contracts The Company may, from time to time, enter into futures contracts to hedge price-to-be-established coffee purchase commitments with the objective of minimizing cost risk due to market fluctuations. Any gains or losses from hedging transactions are included as part of the inventory cost. The Company did not engage in any hedging activities or futures contracts during fiscal 1996 or 1995. Hedging activities entered into during fiscal 1994 were immaterial.

Advertising The Company expenses costs of advertising the first time the advertising campaign takes place, except for direct response advertising, which is capitalized and amortized over its expected period of future benefit. Direct response advertising consists primarily of mail order catalog costs and customer retention program costs. Catalog costs are amortized over the period from the catalog mailing until the issuance of the next catalog, typically three months. Customer retention program costs are amortized over six months.

Store Preopening Expenses Costs incurred in connection with start-up and promotion of new store openings are expensed as incurred.

Rent Expense Certain of the Company's lease agreements provide for scheduled rent increases during the lease terms, or for rental payments commencing at a date other than the date of initial occupancy. Rent expenses are recognized on a straight-line basis over the terms of the leases.

Income Taxes The Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

Earnings per Share The computation of primary earnings per share is based on the weighted average number of shares outstanding during the period plus dilutive common stock equivalents consisting primarily of certain shares subject to stock options. The number of shares resulting from this computation for fiscal 1996, 1995, and 1994 were 76,964,000, 71,309,000, and 59,718,000, respectively.

The computation of fully-diluted earnings per share assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with net income adjusted for the after-tax interest expense and amortization applicable to these debentures. The number of shares resulting from this computation for fiscal 1996, 1995, and 1994 were 80,831,000, 71,909,000, and 59,757,000, respectively.

Reclassifications Certain reclassifications of prior years' balances have been made to conform to the fiscal 1996 presentation.

Note 2: Cash and Cash Equivalents

Cash and cash equivalents consist of the following (in thousands):

                                                  Sept 29, 1996  Oct 1, 1995
----------------------------------------------------------------------------
Operating funds and interest-bearing deposits       $ 11,069       $ 10,960
Commercial paper                                      93,306           --
Money market funds                                    14,590          9,984
Local government obligations                           7,060           --
U.S. government obligations                              190           --
---------------------------------------------------------------------------
                                                    $126,215       $ 20,944
===========================================================================


Note 3: Short-term Investments

The Company's short-term investments, including aggregate fair values, cost, gross unrealized holding gains, and gross unrealized holding losses, consist of the following (in thousands):

                                                                      Gross          Gross
                                                                    unrealized     unrealized
                                          Fair         Amortized      holding       holding
                                         value            cost        gains         losses
---------------------------------------------------------------------------------------------
September 29, 1996
  Corporate debt securities             $ 33,112       $33,118        $   11        $(17)
  U.S. Government obligations             45,041        45,017            36         (12)
  Commercial paper                        19,958        19,959            --          (1)
  Marketable equity securities             5,110         1,800         3,310         --
----------------------------------------------------------------------------------------
                                        $103,221       $99,894        $3,357        $(30)
========================================================================================

                                                              Gross          Gross
                                                            unrealized     unrealized
                                     Fair      Amortized      holding       holding
                                    value         cost        gains         losses
-------------------------------------------------------------------------------------

October 1, 1995
  Corporate debt securities       $19,703       $19,655       $    58        $   (10)
  U.S. Government obligations      14,832        14,824             8           --
  Commercial paper                  6,972         6,972          --             --
------------------------------------------------------------------------------------
                                  $41,507       $41,451       $    66        $   (10)
====================================================================================


All short-term investments are classified as available-for-sale as of September 29, 1996. Marketable debt securities have remaining maturities of one year of less. The specific identification method is used to determine a cost basis for computing realized gains and losses.

On March 31, 1995, the Company invested $11.3 million in cash for shares of Noah's New York Bagel, Inc. ("Noah's") Series B Preferred Stock. On February 1, 1996, Noah's was merged with Einstein Brothers Bagels, Inc. ("Einstein"), a retailer operating primarily in the Eastern United States. In exchange for its investment in Noah's, the Company received $20.6 million in cash and recognized a $9.2 million pre-tax gain ($5.7 million net of tax) on the transaction. Concurrently, the Company purchased $1.8 million of Einstein/Noah Bagel Corporation common stock.

In fiscal 1996, 1995, and 1994, proceeds from the sale of investment securities were $17.1 million, $27.7 million, and $73.7 million, respectively. During fiscal 1996, 1995, and 1994, gross realized gains totaled $13,000, $30,000, and $167,000, respectively, and gross realized losses totaled $11,000, $62,000, and $437,000, respectively.

Note 4: Inventories

Inventories consist of the following (in thousands):

                                     Sept 29, 1996  Oct 1, 1995
---------------------------------------------------------------
Coffee
  Unroasted                              $37,127    $ 75,975
  Roasted                                  9,753      11,612
Other merchandise held for sale           29,518      32,731
Packaging and other supplies               6,972       3,339
------------------------------------------------------------
                                         $83,370    $123,657
============================================================

As of September 29, 1996, the Company had fixed price inventory purchase commitments for green coffee totaling approximately $47 million. The Company believes, based on relationships established with its suppliers in the past, that the risk of non-delivery on such purchase commitments is remote.


Note 5: Joint Ventures and Equity Investments

Joint Ventures Starbucks accounts for its joint ventures using the equity method. The Company's share of joint venture income or losses is included in "Other operating expenses."

On August 10, 1994, the Company entered into a 50/50 joint venture and partnership agreement (the "Partnership Agreement") with Pepsi-Cola Company, a division of PepsiCo, Inc., to develop ready-to-drink coffee-based beverages. During fiscal 1996, the Company modified the Partnership Agreement to revise the allocation of start-up risks and expenses between partners. The Company's investment in the joint venture was $2.6 million and $0.3 million as of September 29, 1996, and October 1, 1995, respectively. During fiscal 1996 and 1995, the Company's share of the joint venture's losses totaled $0.4 million and $1.2 million, respectively. The Company made capital contributions totaling $2.7 million and $1.2 million to the joint venture in fiscal 1996 and fiscal 1995, respectively.

On October 25, 1995, the Company signed an agreement with SAZABY Inc., a Japanese retailer and restaurateur, to form a joint venture partnership to develop Starbucks retail stores in Japan. The first two stores opened in Tokyo during the fourth quarter of fiscal 1996. The Company's investment in the joint venture was $1.7 million as of September 29, 1996. During fiscal 1996, the Company's share of the joint venture's losses totaled $0.8 million. The Company made capital contributions totaling $2.4 million to the joint venture in fiscal 1996. The Company has guaranteed loans made to the joint venture totaling 190.0 million yen ($1.8 million) as of September 29, 1996.

On October 31, 1995, the Company entered into a joint venture agreement with Dreyer's Grand Ice Cream, Inc. to develop and distribute premium coffee ice creams. The Company's investment in the joint venture was $0.1 million as of September 29, 1996. During fiscal 1996, the Company's share of the joint venture's losses totaled $0.7 million. The Company made capital contributions and advances totaling $0.9 million to the joint venture in fiscal 1996.

Equity Investments As of October 1, 1995, the Company owned a $11.3 million investment in shares of Noah's Series B Preferred Stock which was accounted for under the equity method. As discussed in Note 3, Noah's was merged with Einstein at which time the investment was sold.


Note 6: Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and consist of the following (in thousands):


                                     Sept 29, 1996    Oct 1, 1995
-----------------------------------------------------------------
Land                                    $  3,602        $  3,602
Building                                   8,338           8,338
Leasehold improvements                   255,567         162,948
Roasting and store equipment             120,575          82,490
Furniture, fixtures, and other            38,794          24,602
----------------------------------------------------------------
                                         426,876         281,980

Less accumulated depreciation
  and amortization                       (88,003)        (52,215)
----------------------------------------------------------------
                                         338,873         229,765
Work in progress                          30,604          14,963

                                        $369,477        $244,728
================================================================

Note 7: Convertible Subordinated Debentures

On August 3, 1993, the Company issued $80.5 million in principal amount of 4-1/2% Convertible Subordinated Debentures Due 2003. During fiscal 1995, $0.1 million in principal amount of the debentures was converted into common stock. On April 12, 1996, the Company called these debentures for redemption. The total principal amount converted, net of unamortized issue costs, accrued but unpaid interest, and costs of conversion, was credited to common stock.

During the first quarter of fiscal 1996, the Company issued approximately $165.0 million in principal amount of 4 1/4% Convertible Subordinated Debentures Due 2002 (the "Debentures"). Net proceeds to the Company were approximately $161.0 million. Interest is payable semiannually on May 1 and November 1 of each year. The Debentures are convertible into common stock of the Company at a price of $23.25, subject to adjustment under certain conditions. The Debentures are redeemable after November 10, 1997 at the option of the Company, at specified redemption prices and subject to certain conditions. The Debentures are subordinate to all future senior indebtedness. Costs incurred in connection with the issuance of the Debentures are included in "Deposits and other assets" and are being amortized on a straight line basis over the seven-year period to maturity.


Note 8: Leases

The Company leases retail stores, roasting and distribution facilities, and office space under operating leases expiring through 2015. Most lease agreements contain renewal options and rent escalation clauses. Certain leases provide for contingent rentals based upon gross sales. The Company also leases certain computer equipment and software under agreements classified as capital leases with original lease terms ranging from two to four years.

Rental expense under these lease agreements was as follows (in thousands):


Fiscal year ended:          Sept 29, 1996    Oct 1, 1995    Oct 2, 1994
-----------------------------------------------------------------------
Minimum rentals               $37,527          $21,590          $11,928
Contingent rentals              1,190            1,088            1,191
-----------------------------------------------------------------------
                              $38,717          $22,678          $13,119
=======================================================================

Minimum future rental payments under non-cancelable lease obligations as of September 29, 1996, are as follows (in thousands):

Fiscal year ended:                      Capital Leases  Operating Leases
------------------------------------------------------------------------
1997                                        $ 1,490            $ 38,819
1998                                          1,173              39,013
1999                                            561              39,095
2000                                            368              38,976
2001                                             --              39,129
Thereafter                                       --             169,708
-----------------------------------------------------------------------
Total minimum lease payments                $ 3,592            $364,740
Less: Amounts representing interest
  and other expenses                           (652)
-----------------------------------------------------------------------
Present value of net minimum
  lease payments                              2,940
Less: Current portion                        (1,212)
-----------------------------------------------------------------------
Long-term capital lease obligations         $ 1,728
=======================================================================


Assets recorded under capital leases are included in "Property, plant, and equipment" within the "Furniture, fixtures, and other" category. Assets recorded under capital leases, net of accumulated amortization, totaled $3.6 million and $1.5 million at September 29, 1996, and October 1, 1995, respectively.

The Company opened a roasting and distribution facility in Pennsylvania in September 1995 (the "East Coast Plant"). Under the terms of this lease agreement, the Company has an option to purchase the land and building comprising the East Coast Plant for approximately $14 million within five years of the date of occupancy. Such option to purchase also provides that the Company may purchase, within seven years of occupancy, additional land adjacent to the East Coast Plant.

Note 9: Shareholders' Equity

In November 1994, the Company completed a public offering of 12,050,000 shares of newly-issued common stock for proceeds of approximately $163.9 million, net of expenses.

On February 28, 1996, the Company's shareholders approved an amendment to the Company's articles of incorporation increasing the number of authorized common shares from 100,000,000 to 150,000,000.

The Company has authorized 7,500,000 shares of its preferred stock, none of which is outstanding at September 29, 1996.

Note 10: Stock Options

The Company maintains several stock option plans which provide for granting incentive stock options and nonqualified stock options to employees and nonemployee directors. Stock options have been granted at prices at or above the fair market value as of the date of grant. Options vest and expire according to terms established at the grant date.

The following summarizes all stock option transactions from October 4, 1993, through September 29, 1996.

                                                          Range of
                                                           prices
                                        Shares           per share
----------------------------------------------------------------------
Outstanding, October 4, 1993          6,308,646    $ 0.75  --    12.56

  Granted                             1,546,426      3.45  --    16.72
  Exercised                         (1,547,528)      0.75  --     8.50
  Cancelled                           (189,578)      0.75  --    13.25
----------------------------------------------------------------------
Outstanding, October 2, 1994         6,117,966       0.75  --    16.72
  Granted                            2,853,476      11.47  --    20.06
  Exercised                           (945,780)      0.75  --    15.00
  Cancelled                         (1,151,006)      1.50  --    13.25
----------------------------------------------------------------------
Outstanding, October 1, 1995         6,874,656       0.75  --    20.06
  Granted                            2,394,617      12.81  --    26.94
  Exercised                         (1,177,736)      0.75  --    16.88
  Cancelled                           (449,158)      1.50  --    20.06
----------------------------------------------------------------------
Outstanding, September 29, 1996      7,642,379     $ 0.75  --    26.94
======================================================================
Exercisable, September 29, 1996      3,316,967     $ 0.75  --    20.06
======================================================================


There were 5,875,009 shares of common stock reserved for future stock option grants at September 29, 1996.

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

Note 11: Income Taxes

A reconciliation of the statutory federal income tax rate with the Company's effective income tax rate is as follows:



Fiscal year ended:                 Sept 29, 1996   Oct 1, 1995   Oct 2, 1994
----------------------------------------------------------------------------
Statutory rate                          35.0%          35.0%          35.0%
State income taxes, net of federal
  income tax benefit                     3.1            3.6            3.3
Non-deductible merger costs              --             --             3.3
Other                                    0.4            0.9            0.9
--------------------------------------------------------------------------
Effective tax rate                      38.5%          39.5%          42.5%
==========================================================================


The provision for income taxes consists of the following (in thousands):


Fiscal year ended:          Sept 29, 1996    Oct 1, 1995   Oct 2, 1994
----------------------------------------------------------------------
Currently payable:
  Federal                     $19,568       $14,672         $6,424
  State                         2,398         2,285            910


DEFERRED LIABILITY              4,407           84             214
------------------------------------------------------------------
                              $26,373       $17,041         $7,548
==================================================================

Deferred income taxes (benefits) reflect the tax effect of temporary differences between the amounts of assets and liabilities for financial reporting purposes and amounts as measured for tax purposes. The tax effect of temporary differences and carryforwards that cause significant portions of deferred tax assets and liabilities are as follows (in thousands):


                                                Sept 29, 1996   Oct 1, 1995
---------------------------------------------------------------------------
Depreciation                                      $10,699          $ 5,779
Accrued rent                                       (2,839)          (1,687)
Accrued compensation and related costs             (1,219)            (927)
Inventory valuation                                  (832)          (1,254)
Capitalized inventory costs                          (699)            (707)
Coffee Connection NOL carryforwards                  (629)            (645)
Reserve for store remodels                           (184)            (953)
Unrealized holding gain on investments, net          1,281              22
Other, net                                         (1,044)            (760)
--------------------------------------------------------------------------
                                                  $ 4,534          $(1,132)
==========================================================================

Taxes payable of $2.7 million are included in "Other accrued expenses" as of September 29, 1996, and taxes refundable of $0.5 million are included in "Prepaid expenses and other current assets" as of October 1, 1995. The Company has net operating loss carryforwards of approximately $1.6 million expiring in 2007 and 2008.

Note 12: Commitments and Contingencies

Under the amended terms of the Company's corporate office lease, the Company has agreed to provide financing to the building owner to be used exclusively for facilities and leasehold development costs to accommodate the Company. Under this agreement, the Company provided approximately $4.3 million and $0.3 million during fiscal 1996 and fiscal 1995, respectively. As of September 29, 1996, and October 1, 1995, the amounts outstanding under the agreement totaled $4.6 million and $0.3 million, respectively. These amounts are included in "Deposits and other assets" on the balance sheet. The maximum amount available under the agreement is $17.0 million. Any funds advanced by the Company will be repaid with interest at 9.5% over a term not to exceed 20 years.

In the normal course of business, the Company has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions would not have a material adverse effect on the Company's results of operations or financial condition at September 29, 1996.

Note 13: Employee Benefit Plans

Defined Contribution Plans Starbucks maintains voluntary defined contribution profit sharing plans covering all eligible employees as defined in the plan documents. Participating employees may elect to defer and contribute a stated percentage of their compensation to the plan, not to exceed the dollar amount set by law. The Company matches 25% of each employee's contribution up to a maximum of the first 4% of each employee's compensation.

The Company's matching contributions to the plans were approximately $0.3 million, $0.3 million, and $0.1 million for fiscal 1996, 1995, and 1994, respectively.

Employee Stock Purchase Plan During fiscal 1995, the Company implemented an employee stock purchase plan. The Company's plan provides that eligible employees may contribute up to 10% of their base earnings toward the quarterly purchase of the Company's common stock. The employee's purchase price is 85% of the lesser of the fair market value of the stock on the first business day or the last business day of the quarterly offering period. No compensation expense is recorded in connection with the plan. The total number of shares issuable under the plan is 4,000,000. There were 89,373 shares issued under the plan during fiscal 1996 at prices ranging from $15.99 to $24.65. There were 17,424 shares issued under the plan during fiscal 1995 at a price of $15.09. Of the 7,944 employees eligible to participate, 1,601 were participants in the plan as of September 29, 1996.

Note 14: Related Party Transactions

An employee director of the Company serves as chairman of a wholesale customer of the Company. Sales to this customer were $22.7 million, $18.5 million, and $10.5 million for fiscal 1996, 1995, and 1994, respectively. Amounts receivable from this customer totaled $2.7 million and $1.9 million as of September 29, 1996, and October 1, 1995, respectively.

A director of the Company serves as a co-chairman and chief executive of a company which provides insurance brokerage and employee benefit consulting services to the Company. Amounts paid for those services (primarily premiums) totaled $3.8 million, $3.5 million, and $1.1 million for fiscal 1996, 1995, and 1994, respectively.


Note 15: Quarterly Financial Information (Unaudited)

Summarized quarterly financial information for fiscal years 1996 and 1995 is as follows (in thousands, except earnings per share):

                              First      Second       Third       Fourth
------------------------------------------------------------------------
1996 QUARTER:
  Net revenues              $169,537    $153,609    $176,950     $196,385
  Gross margin                83,019      76,671      93,786      107,205
  Net earnings                 9,566      10,391       9,446       12,725
  Net earnings per
  common & common
  equivalent share -
  fully-diluted             $   0.13    $   0.14    $   0.12     $   0.16

1995 quarter:
  Net revenues              $115,545    $101,113    $119,174     $129,381
  Gross margin                63,562      55,474      65,451       69,447
  Net earnings                 8,620       5,130       6,845        5,507
  Net earnings per
  common & common
  equivalent share -
  fully-diluted             $   0.13    $   0.07    $   0.09     $   0.07