Form 10-K/A, Exhibit 13
period 1996-09-29
STARBUCKS CORPORATION
filed 1997-04-24
CIK 887557

                              STARBUCKS CORPORATION

                              (SEATTLE, WASHINGTON)




We have audited the accompanying consolidated balance sheets of Starbucks Corporation and subsidiaries (the Company) as of September 29, 1996, and October 1, 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended September 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Starbucks Corporation and subsidiaries as of September 29, 1996, and October 1, 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 29, 1996, in conformity with generally accepted accounting principles.




/S/Deloitte & Touche LLP
Seattle, Washington
November 22, 1996