Form 10-K/A, Exhibit 13
period 1996-09-29
STARBUCKS CORPORATION
filed 1997-04-24
CIK 887557

               MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

                             (STARBUCKS CORPORATION)




The management of Starbucks Corporation is responsible for the preparation and integrity of the financial statements included in this Annual Report to Shareholders. The financial statements have been prepared in conformity with generally accepted accounting principles and include amounts based on management's best judgment where necessary. Financial information included elsewhere in this Annual Report is consistent with these financial statements.

Management maintains a system of internal controls and procedures designed to provide reasonable assurance that transactions are executed in accordance with proper authorization, that transactions are properly recorded in the Company's records, that assets are safeguarded, and that accountability for assets is maintained. The concept of reasonable assurance is based on the recognition that the cost of maintaining our system of internal accounting controls should not exceed benefits expected to be derived from the system. Internal controls and procedures are periodically reviewed and revised, when appropriate, due to changing circumstances and requirements.

Independent auditors are appointed by the Company's Board of Directors and ratified by the Company's share-holders to audit the financial statements in accordance with generally accepted auditing standards and to independently assess the fair presentation of the Company's financial position, results of operations, and cash flows. Their report appears in this Annual Report.

The Audit Committee of the Board of Directors, a majority of whom are outside directors, is responsible for monitoring the Company's accounting and reporting practices. The Audit Committee meets periodically with management and the independent auditors to ensure that each is properly discharging its responsibilities. The independent auditors have full and free access to the Committee without the presence of management to discuss the results of their audits, the adequacy of internal accounting controls, and the quality of financial reporting.




/s/ Howard Schultz         /s/ Orin Smith             /s/ Michael Casey
Howard Schultz             Orin Smith                 Michael Casey
chairman and               president and              senior vice president and
chief executive officer    chief operating officer    chief financial officer